FOR IMMEDIATE RELEASE
COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY ANNOUNCES
STOCK REPURCHASE PROGRAM

Burlington, NJ - November 5, 2004 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today announced that the Corporation has adopted a new stock repurchase program. Under the terms of the repurchase program, the Corporation is authorized to expend up to $10 million to repurchase the Corporation's issued and outstanding Common Stock, $1.00 par value per share. Such repurchase or repurchases shall be made in the open market or in negotiated transactions from time to time over the three year period commencing November 5, 2004 at such time as deemed prudent and appropriate by the President of the Corporation in his discretion. The program does not require the purchase of any minimum or maximum number of shares, but sets a limit on the total dollar amount which will be used for such purposes. Shares repurchased will be held by the Corporation as treasury stock to be used to meet the Corporation's obligations under its present and future stock option plans and employee benefit plans and for other corporate purposes.

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors the may be described in the company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.